Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. and Davis Petroleum Acquisition Corp. Announce
Record Dates and Meeting Dates for Special Meetings of Shareholders

HOUSTON, TX – (Marketwired – September 29, 2016) – Yuma Energy, Inc. (NYSE MKT: YUMA) (the “Company” or “Yuma”) and privately held Davis Petroleum Acquisition Corp. (“Davis”) today announced that each has set a record date and a meeting date for their special meetings of shareholders to consider and act upon the previously announced Agreement and Plan of Merger and Reorganization, dated as of February 10, 2016 and as amended, by and among Yuma, Yuma Delaware Merger Subsidiary, Inc., Yuma Merger Subsidiary, Inc., and Davis.

Yuma shareholders of record at the close of business on September 1, 2016, will be entitled to receive the notice of, and to vote at, the Yuma special meeting. The Yuma special meeting will be held on Wednesday, October 26, 2016, at 8:00 a.m., local time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056.

Yuma shareholders who would like assistance in voting or have questions about the Yuma special meeting should contact Yuma’s proxy solicitor, Advantage Proxy, at (877) 870-8565 (toll free) or by email at ksmith@advantageproxy.com.

Davis stockholders of record at the close of business on September 22, 2016, will be entitled to receive the notice of, and to vote at, the Davis special meeting. The meeting will be held on Wednesday, October 26, 2016, at 9:00 a.m., local time, at Davis’ offices located at 1330 Post Oak Blvd., Suite 600, Houston, Texas 77056.

About Yuma Energy, Inc.

Yuma Energy, Inc. is an independent Houston-based exploration and production company. Yuma is focused on the acquisition, development, and exploration for conventional and unconventional oil and natural gas resources, primarily in the U.S. Gulf Coast and California. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma’s current operations are focused on onshore assets located in central and southern Louisiana, where it is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Yuma’s common stock is traded on the NYSE MKT under the trading symbol “YUMA.” Yuma’s Series A Preferred Stock is traded on the NYSE MKT under the trading symbol “YUMAprA.” For more information about Yuma Energy, Inc., please visit Yuma’s website at www.yumaenergyinc.com.

About Davis Petroleum Acquisition Corp.

Davis Petroleum Acquisition Corp. is an independent Houston-based oil and gas company focused on acquisition, exploration and development of domestic oil and gas properties.   Davis’ company-operated properties are conventional fields located onshore in south Louisiana and the upper Texas Gulf Coast, and its non-operated properties include Eagle Ford and Eaglebine properties in east Texas.  Over 90% of the common stock of Davis is owned by entities controlled by or co-investing with Evercore Capital Partners, Red Mountain Capital Partners and Sankaty Advisors.

Agreement and Plan of Merger and Reorganization

On February 10, 2016, Yuma and Davis entered into a definitive merger agreement (the “merger agreement”) for an all-stock transaction. The merger agreement is subject to the approval of the shareholders of both companies, as well as other customary conditions and approvals, including authorization to list the newly issued shares on the NYSE MKT. Upon completion of the transaction, Yuma will reincorporate in Delaware, implement a reverse split of its common stock ranging from 1-for-10 and 1-for-20, inclusive, and convert each share of its existing Series A Preferred Stock into 35 shares of common stock prior to giving effect for the reverse split (3.5 shares post reverse split which assumes a 1-for-10 reverse stock split).   In addition, assuming a 1-for-10 reverse stock split, approximately 3.3 million shares of a new Series D preferred stock will be issued to existing Davis preferred stockholders, which will have a liquidation preference of approximately $19.0 million and is estimated to have a conversion price of approximately $5.75 per share, after giving effect for the reverse split. Upon closing, assuming a 1-for-10 reverse stock split, there is expected to be an aggregate of approximately 23.7 million shares of common stock outstanding, with approximately 61.1% being owned by the current common stockholders of Davis. The transaction is expected to qualify as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and is expected to close in the fourth quarter of 2016.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes, and the anticipated timing for closing the proposed merger. Forward-looking statements are based on current expectations and assumptions and analyses made by Yuma and Davis in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to:  the possibility that the companies may be unable to obtain stockholder approval or satisfy the other conditions to closing; the possibility that the combined company may be unable to obtain an acceptable reserve-based credit facility; that problems may arise in the integration of the businesses of the two companies; that the acquisition may involve unexpected costs; the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; revisions to reserve estimates as a result of changes in commodity prices; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; further declines in oil and gas prices; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change.  Yuma’s annual report on Form 10-K/A for the year ended December 31, 2015, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. Yuma and Davis undertake no obligation to revise or update publicly any forward-looking statements, except as required by law.

Additional Information about the Transaction

In connection with the proposed reincorporation and merger, Yuma Delaware Merger Subsidiary, Inc. (“Yuma Delaware”) has filed with the SEC, and the SEC declared effective on September 22, 2016, a registration statement on Form S-4, that includes a joint proxy statement/prospectus which provides details of the proposed reincorporation and merger, and the attendant benefits and risks.

This communication is not a substitute for the joint proxy statement/prospectus or any other document that Yuma or Yuma Delaware may file with the SEC or send to their shareholders in connection with the proposed reincorporation and merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS LATER FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by Yuma and Yuma Delaware with the SEC at the SEC’s website at www.sec.gov. You may also obtain these documents by contacting Yuma at Yuma Energy, Inc., Attention: Investor Relations, 1177 West Loop South, Suite 1825, Houston, Texas 77027, (713) 968-7000, or by contacting Davis at Davis Petroleum Acquisition Corp., Attention: Investor Relations, 1330 Post Oak Blvd., Suite 600, Houston, Texas 77056, (713) 626-7766.

Participants in Solicitation

Yuma and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Yuma in respect of the proposed transaction.  Information regarding Yuma’s directors and executive officers is available in the joint proxy statement/prospectus and other relevant materials that may be later filed with the SEC if and when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Yuma using the sources indicated above.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

For more information, please contact:

James J. Jacobs
Treasurer and Chief Financial Officer
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, Texas 77027
Telephone: (713) 968-7000